SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         Filed Pursuant to Section 8(a)
                      of the Investment Company Act of 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it is registering under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: ReliaStar Life Insurance Company of New York Variable Annuity Separate
      Account II

Address of Principal Business Office:              1000 Woodbury Road, Suite 102
                                                   Woodbury, New York  11797

Telephone Number (including area code):            (516) 682-8700

Name and Address of Agent for Service of Process:

                                    Stewart D. Gregg, Counsel
                                    ReliaStar Life Insurance Company of New York
                                    20 Washington Avenue South
                                    Minneapolis, Minnesota  55401

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [x] NO [ ]

Pursuant to the requirements of the Investment Company Act of 1940, ReliaStar Life Insurance Company of New York, depositor of the registrant, has caused this notification of registration to be duly signed on behalf of the registrant in the City of Minneapolis on the 23rd day of July, 1998.

                                  RELIASTAR LIFE INSURANCE COMPANY OF
                                  NEW YORK VARIABLE ANNUITY SEPARATE
                                  ACCOUNT II
                                  (Name of registrant)

                                  By  RELIASTAR LIFE INSURANCE COMPANY OF
                                  NEW YORK
                                  (Name of depositor)



                                       By  /s/ Robert C. Salipante
                                           -----------------------
                                           Robert C. Salipante
                                           Chief Executive Officer and President



ATTEST:  /s/ Susan M. Bergen
         -------------------
             Susan M. Bergen
             Secretary